                                                                    EXHIBIT 11.1

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE (1)
                     (in thousands, except per share data)


                                                             Year Ended June 30,
                                                          ------------------------
                                                           1994     1995     1996
                                                           ----     ----     ----

Primary and fully diluted:
    Weighted average shares:
       Common                                              2,375    2,428    2,447
       Preferred                                             555    1,230
    Common equivalent shares from stock options
       and warrants                                          198      476
    Common and common equivalent shares pursuant
      to Staff Accounting Bulletin No. 83                    680      680      680
                                                          ------   ------   ------

Shares used in per share calculation                       3,808    4,814    3,127
                                                          ======   ======   ======

Income (loss) before extraordinary item                   $  347   $1,647  ($7,616)
Extraordinary item - gain on debt restructuring,
       net of income taxes                                 1,320
                                                          ------   ------   ------
Net income (loss)                                         $1,667   $1,647  ($7,616)
                                                          ======   ======   ======

Income (loss) per share:
    Income (loss) before extraordinary item               $ 0.09   $ 0.34   ($2.44)
    Extraordinary item - gain on debt restructuring,
       net of income taxes                                  0.35
                                                          ------   ------   ------
Net income (loss) per share                               $ 0.44   $ 0.34   ($2.44)
                                                          ======   ======   ======

(1) There is no difference between primary and fully diluted net income (loss) per share for all periods presented.